CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 20 to Registration Statement No. 333-114561 of the Allstate Financial Advisors Separate Account I (the “Account”) on Form N-4 of our report dated April 7, 2021, relating to the financial statements and financial highlights of each of the Sub-Accounts comprising the Account appearing in the Statement of Additional Information, which is part of such Registration Statement and to the use of our report dated February 26, 2021 (March 30, 2021, as to the subsequent events described in Note 1) relating to the consolidated financial statements and financial statement schedules of Allstate Life Insurance Company and subsidiaries.

We also consent to the reference to us under the headings “Financial Statements” and “Other Service Providers” in the Statement of Additional Information, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
April 28, 2021